Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Twin River Worldwide Holdings, Inc. dated April 1, 2019, appearing in the Annual Report on Form 10-K of Twin River Worldwide Holdings, Inc. for the year ended December 31, 2018 (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph regarding the Company's merger with Dover Downs Gaming & Entertainment, Inc.).

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

April 1, 2019